EXHIBIT 99.1

Unigene Regains Exclusive Worldwide Rights of Oral PTH from GSK

-Unigene informed by GSK of its decision not to proceed with oral PTH development-
-Unigene reiterates achievement of primary endpoint for oral PTH Phase 2 proof-of-concept study with statistically significant results-
-Unigene terminates corresponding GSK agreements with intent of selecting a new development partner in 2012-
-Unigene’s cash flow projected to fund operations into second half of next year-
- Unigene to host investor conference call today (December 5, 2011) at 11:00 AM, ET -
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December 5, 2011 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) today announced that the Company terminated its amended and restated exclusive worldwide license agreement and related development services and clinical supply agreement with GlaxoSmithKline (GSK) pertaining to an oral formulation of a recombinantly produced parathyroid hormone (PTH) analog for the treatment of osteoporosis in postmenopausal women.  The termination of these agreements followed notification by GSK of its decision not to proceed based on its internal evaluation criteria.  As a result, Unigene regains the exclusive worldwide rights to its oral PTH program with no financial obligations to GSK.  Unigene also announced that through cost saving initiatives along with the licensing of its validated, industry-leading oral peptide drug delivery technology, based on the Company’s current projections, cash flow is expected to fund business operations into the second half of 2012.

Ashleigh Palmer, President and CEO, stated, “We respect GSK’s decision and remain extremely pleased with the positive and statistically significant Phase 2 data reported last month. These results have further validated Unigene’s proprietary oral peptide drug delivery technology and, importantly, clearly demonstrate the viability of an oral PTH product, having successfully achieved proof-of-concept.  Given our extremely successful turnaround track record and proven business development competence, we are confident we will find the best advanced stage development partner and licensee over the course of the coming year to not only continue but accelerate the development and commercialization of our promising oral PTH program.”

On November 9, 2011, Unigene announced positive top-line results of its Phase 2 clinical study evaluating an experimental oral PTH analog for the treatment of osteoporosis in 93 postmenopausal women.  The study achieved its primary endpoint with statistical significance and was conducted by Unigene as part of the now terminated agreements.  The Company will be reimbursed by GSK for all invoiced work in connection with the conduct of the study through November 30, 2011.

The primary objective of the study was to assess the change in bone mineral density (BMD) at the lumbar spine, a clinically validated predictor of fracture risk.  The study demonstrated once-daily treatment with 5mg of orally delivered PTH resulted in a statistically significant mean increase in BMD at the lumbar spine of 2.2 percent (p<0.001) at week 24 as compared to baseline.

Secondary endpoints in the Phase 2 study evaluated an open label comparator arm of injectable Forsteo® (teriparatide), an approved treatment for osteoporosis, and placebo to assess the changes in BMD at the lumbar spine at 24 weeks.  The Forsteo® comparator arm showed a statistically significant increase in BMD compared to baseline, consistent with previously reported data.  The placebo arm showed a non-significant decline in BMD.  Safety, tolerability, pharmacokinetics (PK) and biochemical markers of bone formation and resorption were also evaluated in the study.  Positive trends in bone formation at week 24 were seen in both the oral PTH and Forsteo® arms.  Importantly, the 5mg dose of oral PTH demonstrated consistency of exposure at weeks 1 and 24 with the appropriate pulsatile PK profile.  There were no drug-related serious adverse events and no occurrences of hypercalcemia which is a common side effect of PTH therapies.  The most common adverse event in the oral PTH arm was abdominal pain.

Unigene will now seek to publish the full data set of the statistically significant Phase 2 results in a scientific journal and appropriate scientific conferences in 2012.

Palmer continued, “Our oral PTH product candidate has the potential to transform the lives of the estimated 75 million people in Europe, the US and Japan who are impacted by osteoporosis, while redefining the $5 billion global marketplace for pharmaceutical treatments for the disease.  The PTH injectable market alone currently represents approximately $1 billion with sales expected to double over the next two to three years.  At present, there is no cure for osteoporosis. Available treatments can strengthen bones and help reduce the risk of fractures, but require a painful injection to deliver the drug with serious side effects.  Our oral PTH has the potential to greatly improve patient compliance and convenience while offering a therapeutic effect that has demonstrated statistically significant results and is comparable to the currently approved, gold-standard therapies.”

Investor Conference Call
In conjunction with today’s announcement, Unigene will host a conference call and live audio webcast today (December 5, 2011) at 11:00 a.m., ET.

Interested participants and investors may access the conference call by dialing 800-901-5218 (U.S./Canada) or 617-786-4511 (international); participant code 10937544.  An audio webcast can be accessed by logging on to the Investors & Media section under the Events tab of the Unigene web site, http://www.unigene.com.

A telephonic replay of the call will be available for seven days beginning at 2:00 p.m., ET on December 5. Access numbers for this replay are 888-286-8010 (U.S./Canada) and 617-801-6888 (international); participant code 72365722.  The webcast replay will remain available in the Investors section of the Unigene web site for 30 days.

Phase 2 Study Design
The Phase 2 study of oral PTH for the treatment of osteoporosis in postmenopausal women was a multicenter, double blind with respect to placebo, randomized, repeat dose placebo controlled study that included an open label comparator arm of the Forsteo® injectable formulation, and a total of 93 postmenopausal osteoporotic women were enrolled. The primary endpoint was an increase in BMD at the lumbar spine in subjects at 24 weeks following once daily treatment with 5mg orally delivered PTH analog compared to baseline. Secondary endpoints evaluated biochemical markers of bone formation and resorption, as well as the safety, tolerability and pharmacokinetics of the oral formulation.

About Unigene-GSK Exclusive Worldwide Licensing Agreement
On December 10, 2010, Unigene entered into the amended and restated exclusive worldwide license agreement with GSK to develop and commercialize an oral formulation of a recombinantly produced PTH analog for the treatment of osteoporosis in postmenopausal women. Under the terms of the terminated agreement, Unigene was responsible for the manufacture of the PTH and the conduct of the Phase 2 study. Based on a review of the Phase 2 data, GSK had up to 75 days to inform Unigene whether it would proceed with the clinical development of the PTH analog.  GSK provided notice of its decision to not proceed and the Company immediately terminated the agreement[s].

The Company received a total of $8 million in respect of the Phase 2 study.  Unigene was eligible to receive further payments of up to approximately $140 million based on the achievement of regulatory and commercialization milestones. In addition, Unigene was eligible to receive tiered, double-digit royalties in the low-to-mid teens on global sales.

About Osteoporosis
Osteoporosis is a disease in which bones become brittle and so are more likely to break. In osteoporotic women and men, the density and quality of bone are reduced, leading to deterioration of the skeleton and increased risk of fracture. It's often diagnosed only after an osteoporosis-related fracture happens because prior to such an event, the patient has no outward signs or symptoms. The disease has a significant impact on patients' quality of life and it is estimated that one in three women and one in five men over the age of 50 will develop osteoporosis during their lifetimes.

The prevalence of osteoporosis is growing as the number of post-menopausal women rises, along with the general increase in life expectancy. Osteoporosis affects an estimated 75 million people in Europe, the US and Japan. In women over 45, osteoporosis accounts for more days spent in hospital than many other diseases, including diabetes, heart attack and breast cancer. There is currently no cure for osteoporosis, but available treatments can strengthen bones and help reduce the risk of fractures.

Source: International Osteoporosis Foundation

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees, expected 2012 cash flow, and our search for a strong advanced stage development partner and licensee over the course of the coming year to accelerate the development and commercialization of our oral PTH program. We have based these forward-looking statements on our current expectations and projections about future events, including our cash flow projections. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies and our ability to enter into favorable new agreements with such companies,  our ability to cut expenses and maintain efficiencies, our ability to enter into new financing arrangements,  the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
973-265-1107
jthomas@unigene.com

Media Contact:
Tiberend Strategic Advisors, Inc.
Jason Rando / Andrew Mielach
212-827-0020
jrando@tiberend.com / amielach@tiberend.com

SOURCE:  Unigene Laboratories, Inc.